Exhibit 10.9

SECOND AMENDMENT
TO
CHANGE IN CONTROL EMPLOYMENT AGREEMENT

     This Second Amendment to Change in Control Employment Agreement (this “Amendment”) is made and entered into by and between Healthaxis, Ltd., a Texas limited partnership (“Healthaxis”), and John Carradine (the “Executive”), to be effective as of the 13th day of May, 2005.

     WHEREAS, Healthaxis and Executive are parties to that certain Change in Control Employment Agreement dated as of January 1, 2002 (the “Agreement”), as amended pursuant to that certain First Amendment to Change in Control Employment Agreement dated as of January 1, 2003, which sets forth, among other things, the terms and conditions pursuant to which Healthaxis or its successor will continue to employ the Executive and/or the amount of certain payments that would be made to the Executive upon certain events following a Change in Control;

     WHEREAS, the parties desire to further amend the Agreement as provided herein; and

     WHEREAS, except as otherwise defined herein, all capitalized terms used in this Amendment shall have the meaning specified in the Agreement.

     NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein and in the Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, Healthaxis and Executive do hereby agree as follows:

          1. Change in Control. The parties acknowledge and agree that a “Change in Control” has occurred under the terms of the Agreement as a result of the consummation of the transactions contemplated by that certain Stock and Warrant Purchase Agreement dated February 23, 2005 by and between Healthaxis and Tak Investments, Inc. (the “Purchase Agreement”). As a result, the “Effective Date” referenced in the Agreement shall be the date of this Amendment and the “Employment Period” referenced in the Agreement shall henceforth commence.

          2. New Travel Responsibilities. As a result of the consummation of the transactions contemplated by the Purchase Agreement, Executive acknowledges that he may be required to travel on Healthaxis business to India and the Virginia/Washington D.C. area more than has been the case in the past, and Executive agrees that Healthaxis’ requirement that the Executive engage in such travel shall not constitute grounds for Executive’s termination of employment with “Good Reason” under Section 4(c)(iii) of the Agreement. Notwithstanding the foregoing, the Executive shall continue to be based at the Healthaxis office provided for in Section 3(a)(i)(B) of the Agreement.

          3. Elimination of Executive’s Unilateral Termination Period. The Agreement is hereby amended by deleting the final sentence of Section 4(c) of the Agreement entitling the Executive to terminate his employment with Healthaxis for any reason during the 30-day period immediately following the first anniversary of the Effective Date.

          4. Cash Payment;Vesting of Options; Additional Grant. In consideration of Executive’s foregoing agreement to the amendments to the Agreement and the other covenants and agreements contained herein, Healthaxis does hereby agree (a) to pay Executive a lump sum payment of $10,000 in cash within five (5) business days of the closing of the transactions contemplated by the Purchase Agreement (subject to applicable tax withholding requirements), (b) that all outstanding stock options awarded by Healthaxis or its affiliates to the Executive prior to the date of this Amendment shall become 100% vested and the related stock options shall become fully exercisable, and (c) simultaneously with the closing of the transactions contemplated by the Purchase Agreement, the Executive shall be granted an additional 60,000 stock options under the Healthaxis Inc. 2000 Stock Option Plan, which additional options shall have an exercise price equal to the market price of Healthaxis common stock on the date of the grant. Of these stock options so granted, 25% shall vest on the date of grant, and an additional 25% shall vest on each of the following three anniversary dates of the date of grant; provided, that such options shall be subject to the otherwise applicable accelerated vesting and extended exercise provisions of Section 5(a)(ii) of the Agreement. Healthaxis and the Executive agree to take such further actions as shall be necessary to document the foregoing agreement relating to the vesting of stock options and additional option grant.

     Except as expressly amended as provided herein, the Agreement shall continue in full force and effect in accordance with its terms.

     EXECUTED by the parties to be effective as of the date set forth hereinabove.

HEALTHAXIS:		EXECUTIVE:

Healthaxis, Ltd.
/s/ John Carradine

By:	Healthaxis Managing Partner, LLC, General Partner	John Carradine

By:	/s/ James. W. McLane

James W. McLane
President